Amended Schedule A
                                     to the
                Investment Advisory and Administration Agreement
                                     between
                         Heritage Asset Management, Inc.
                                       and
                              Heritage Income Trust


      As compensation pursuant to Paragraph 7 of the Investment Advisory and Administrative Agreement between Heritage Asset Management, Inc. (the "Manager") and Heritage Income Trust (the "Trust"), the Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

      INTERMEDIATE GOVERNMENT BOND FUND

            Average Daily Net Assets                 Advisory Fees as a
            ------------------------                 ------------------
                                                % of Average Daily Net Assets
                                                -----------------------------

                        All                                0.50%

      HIGH YIELD BOND FUND

            Average Daily Net Assets                 Advisory Fees as a
            ------------------------                 ------------------
                                                % of Average Daily Net Assets
                                                -----------------------------

      First $100 million                                   0.60%
      Over $100 million to $500 million                    0.50%
      Over $500 million                                    0.45%



Supplemented November 30, 2004 and effective September 1, 2004